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                                                                     EXHIBIT 5.1

                      [ANDREWS & KURTH L.L.P. LETTERHEAD]


                                 March 25, 1998


Board of Directors
Forcenergy Inc
2730 S.W. 3rd Ave., Suite 800
Miami, Florida 33129-2237


Gentlemen:

     We have acted as counsel to Forcenergy Inc, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of the offering by the selling stockholders named in the Registration Statement of up to 1,046,009 shares of the Company's common stock, $.01 par value (the "Shares").

     In connection herewith, we have examined copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as we have deemed necessary as a basis for the opinion hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

     Based on the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement. By giving such consent, we do not admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

                                        Very truly yours,

                                        /s/ Andrews & Kurth L.L.P.

1173/1210